Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Second Quarter and First Half Fiscal 2017 Results

Lakewood, Colorado, May 4, 2017. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its second quarter and first half of fiscal 2017 and narrowed its outlook for fiscal 2017.

Highlights for Second Quarter and First Half Fiscal 2017 Compared to Second Quarter and First Half Fiscal 2016

●	Net sales increased 8.3% to $192.2 million in the second quarter and increased 8.9% to $375.8 million in the first half of fiscal 2017;
●	Daily average comparable store sales decreased 1.7% in the second quarter and decreased 1.2% in the first half of fiscal 2017;
●	Net income was $3.0 million with diluted earnings per share of $0.13 in the second quarter and was $5.1 million with diluted earnings per share of $0.23 in the first half of fiscal 2017;
●	EBITDA was $12.8 million in the second quarter and was $24.1 million in the first half of fiscal 2017;
●

Opened nine new stores in the first half of fiscal 2017, compared to nine new stores in the first half of fiscal 2016, resulting in growth rates of 20.5% and 17.9% for the twelve month periods ended March 31, 2017 and 2016, respectively; and

●	The Company is narrowing its fiscal 2017 outlook, including revising expectations for new store openings to 15 to 17 new stores from the previous forecast of 15 to 20 new stores.

“Although the food retailing environment remains challenging, I am pleased with the sequential cost improvements we achieved during the second quarter,” said Kemper Isely, Co-President. “I was encouraged that we experienced significant improvements in comparable store sales trends as the quarter progressed. In addition, we continue to see positive results from our marketing initiatives, including the new television advertising campaign that began in Denver during March. We have a fully developed calendar of marketing events scheduled for the third quarter, which included a broad range of promotions around Earth Day on April 22. We continue to adapt proactively to the sales challenges affecting food retailers and plan to continue to closely manage our costs and capital investments. Thus far in fiscal 2017, our new store growth has been funded entirely from operating cash flow. We expect to continue managing our new unit growth so as to allow for internally funded store growth. In view of these considerations, we continue to anticipate improved financial performance in the second half of our fiscal year.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the second quarter and first half of fiscal 2017 and 2016 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is presenting EBITDA, which is a non-GAAP financial measure. The reconciliation from GAAP to this non-GAAP financial measure is provided at the end of this earnings release.

Operating Results — Second Quarter Fiscal 2017 Compared to Second Quarter Fiscal 2016

During the second quarter of fiscal 2017, net sales increased $14.8 million, or 8.3%, to $192.2 million compared to the same period in fiscal 2016, primarily due to a $17.8 million increase in new store revenue, offset by a $3.0 million decrease in comparable store sales. Daily average comparable store sales decreased 1.7% in the second quarter of fiscal 2017 compared to a 1.0% increase in the second quarter of fiscal 2016, driven by a 1.4% decrease in daily average transaction count and a 0.4% decrease in average transaction size during the period. Daily average mature store sales decreased 3.1% in the second quarter of fiscal 2017. For fiscal 2017, mature stores include all stores open during or before fiscal 2012.

Gross profit during the second quarter of fiscal 2017 increased 5.0% over the same period in fiscal 2016 to $54.2 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.2% of sales for the second quarter of fiscal 2017 compared to 29.1% of sales for the second quarter of fiscal 2016. The decline in gross margin was primarily driven by an increase in occupancy costs and a decrease in product margin, partially offset by favorable shrink trends, all as a percentage of sales.

Store expenses during the second quarter of fiscal 2017 increased $3.6 million, or 9.4%, to $42.4 million. Store expenses as a percentage of sales increased approximately 20 basis points to 22.1% during the second quarter of fiscal 2017 compared to 21.9% in the second quarter of fiscal 2016. This increase was primarily due to an increase in salary related expenses, depreciation and other store expenses, partially offset by a decrease in marketing expenses, all as a percentage of sales.

Administrative expenses increased 0.5% to $5.0 million during the second quarter of fiscal 2017 compared to $4.9 million for comparable period in fiscal 2016. Administrative expenses as a percentage of sales were 2.6% during the second quarter of fiscal 2017 compared to 2.8% for comparable period in fiscal 2016.

Pre-opening and relocation expenses decreased $0.2 million during the second quarter of fiscal 2017 compared to the comparable period in fiscal 2016, due to the number and timing of new store openings and relocations. During the second quarter of fiscal 2017, the Company opened four new stores and relocated one store, compared to opening five new stores during the second quarter of fiscal 2016.

Interest expense during the second quarter of fiscal 2017 increased $0.1 million compared to the comparable period in fiscal 2016 due to an increase in capital leases and an increase in average borrowings under the Company’s revolving credit facility.

The Company’s effective income tax rate for the three months ended March 31, 2017 and 2016 was 35.4% and 37.4%, respectively. The decrease in the effective income tax rate was driven by an increase in tax credits that resulted in a permanent tax difference.

Net income was $3.0 million with diluted earnings per share of $0.13 during the second quarter of fiscal 2017. EBITDA in the second quarter of fiscal 2017 increased to $12.8 million.

Operating Results — First Half Fiscal 2017 Compared to First Half Fiscal 2016

During the first half of fiscal 2017, net sales increased $30.6 million, or 8.9%, over the same period in fiscal 2016 to $375.8 million due to a $34.7 million increase in sales from new stores, offset by a $4.1 million, or 1.2%, decrease in comparable store sales. The 1.2% decrease in daily average comparable store sales during the first half of fiscal 2017 followed a 2.3% increase in the first half of fiscal 2016. The 1.2% decrease in the first half of fiscal 2017 was driven by a 1.1% decrease in daily average transaction count and a 0.1% decrease in average transaction size. Daily average mature store sales decreased 2.7% in the first half of fiscal 2017 compared to a 0.5% decrease in the first half of fiscal 2016.

Gross profit during the first half of fiscal 2017 increased 6.4% over the same period in fiscal 2016 to $106.3 million, primarily driven by an increase in the number of comparable stores. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 28.3% of sales during the first half of fiscal 2017 compared to 28.9% of sales in the first half of fiscal 2016. Gross margin was negatively impacted by increased occupancy costs as a percentage of sales, partially offset by improvements in product margin across most categories.

Store expenses as a percentage of sales increased 80 basis points during the first half of fiscal 2017 to 22.4% of sales compared to the comparable period in fiscal 2016, primarily driven by an increase in salary related expenses, depreciation and other store expenses, all as a percentage of sales.

Administrative expenses as a percentage of sales decreased to 2.6% during the first half of fiscal 2017 compared to 2.8% in the comparable period in fiscal 2016.

Pre-opening and relocation expenses as a percentage of sales remained flat at 0.7% during the first half of fiscal 2017 compared to the comparable period in fiscal 2016 primarily due to the number and timing of new store openings and relocations. During the first half of fiscal 2017, the Company opened nine new stores and relocated one store compared to opening nine new stores and relocating two stores during the first half of fiscal 2016.

Interest expense increased $0.5 million in the first half of fiscal 2017 compared to the comparable period in fiscal 2016, primarily due to higher average borrowings under the Company’s revolving credit facility, an increase in the number of capital leases and a decrease in capitalized interest expense.

Net income was $5.1 million with diluted earnings per share of $0.23 in the first half of fiscal 2017. EBITDA during the first half of fiscal 2017 was $24.1 million.

Balance Sheet and Cash Flow

As of March 31, 2017, the Company had $4.2 million in cash and cash equivalents and $17.5 million available for borrowing under its $45 million revolving credit facility. Credit facility usage was comprised of $26.5 million of direct borrowings and $1.0 million of letters of credit.

During the first half of fiscal 2017, the Company generated $22.4 million in cash from operations and invested $23.6 million in capital expenditures, primarily for new stores and relocations. Additionally, during the first half of fiscal 2017, the Company received proceeds of $2.6 million, net of commissions, from a sale-leaseback transaction for a store building.

Growth and Development

During the second quarter of fiscal 2017, the Company opened four new stores and relocated one store, bringing the total store count as of March 31, 2017 to 135 stores in 19 states. The Company opened nine new stores and relocated one store in the first half of fiscal 2017 compared to opening nine new stores and relocating two stores in the first half of 2016, resulting in a 20.5% and 17.9% unit growth rate, respectively, during those periods.

As of the date of this release, the Company has opened one additional store in Iowa during the third quarter and has 13 signed leases for stores planned to open in fiscal 2017 and beyond in Arkansas, Colorado, Iowa, Missouri, Oregon, Texas and Utah.

Fiscal 2017 Outlook

The Company is narrowing its fiscal 2017 outlook ranges to reflect a reduction in the maximum number of new stores planned to be opened during the year. As outlined in the following table, the Company is also reducing its outlook for the number of relocations, narrowing its net income margin, diluted EPS, EBITDA margin and capital expenditures ranges. The initial outlook had been provided when the Company reported fourth quarter and full-year fiscal 2016 results on November 17, 2016:

	Updated Fiscal 2017 Outlook	First Half FY’17 Actual
Number of new stores	15 to 17	9
Number of relocations	2	1
Number of remodels	0	0
Daily average comparable store sales growth	-1.0% to 1.0%	-1.2%
Net income as a percentage of sales	1.4% to 1.5%	1.3%
Diluted earnings per share	$0.50 to $0.54	$0.23
EBITDA as a percentage of sales	6.4% to 6.7%	6.4%
Capital expenditures (in millions)	$40 to $44	$23.6

The Company does not provide financial guidance for forecasted net income, and, therefore, is unable to provide a reconciliation of its EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 136 stores in 19 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 (Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contacts:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

 NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended March 31,		Six months ended March 31,
	2017	2016	2017	2016
Net sales	$192,203	177,395	375,780	345,181
Cost of goods sold and occupancy costs	138,045	125,792	269,469	245,283
Gross profit	54,158	51,603	106,311	99,898
Store expenses	42,400	38,774	84,243	74,673
Administrative expenses	4,959	4,936	9,842	9,690
Pre-opening and relocation expenses	1,284	1,444	2,545	2,392
Operating income	5,515	6,449	9,681	13,143
Interest expense	(879)	(733)	(1,862)	(1,386)
Income before income taxes	4,636	5,716	7,819	11,757
Provision for income taxes	(1,640)	(2,139)	(2,762)	(4,432)
Net income	$2,996	3,577	5,057	7,325

Net income per common share:
Basic	$0.13	0.16	0.23	0.33
Diluted	$0.13	0.16	0.23	0.33
Weighted average number of shares of common stock outstanding:
Basic	22,458,524	22,499,378	22,455,964	22,498,327
Diluted	22,469,349	22,510,409	22,464,979	22,505,079

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	March 31, 2017	September 30, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,234	4,017
Accounts receivable, net	3,189	3,747
Merchandise inventory	92,514	86,330
Prepaid expenses and other current assets	1,722	3,233
Total current assets	101,659	97,327
Property and equipment, net	187,126	178,297
Other assets:
Deposits and other assets	1,531	971
Goodwill and other intangible assets, net of accumulated amortization of $387 and $380, respectively	5,594	5,601
Deferred financing costs, net	44	50
Total other assets	7,169	6,622
Total assets	$295,954	282,246

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$60,888	53,615
Accrued expenses	13,665	12,448
Capital and financing lease obligations, current portion	507	478
Total current liabilities	75,060	66,541
Long-term liabilities:
Capital and financing lease obligations, net of current portion	31,419	31,429
Revolving credit facility	26,477	27,428
Deferred income tax liabilities	11,605	12,178
Deferred compensation	990	757
Deferred rent	9,874	8,809
Leasehold incentives	8,379	8,379
Total long-term liabilities	88,744	88,980
Total liabilities	163,804	155,521
Commitments (Note 6 and 10)
Stockholders’ equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 22,510,279 shares issued at March 31, 2017 and September 30, 2016 and 22,464,868 and 22,452,609 outstanding at March 31, 2017 and September 30, 2016, respectively	23	23
Additional paid-in capital	55,659	55,437
Retained earnings	77,012	71,955
Common stock in treasury at cost, 45,411 and 57,670 shares, at March 31, 2017 and September 30, 2016, respectively	(544)	(690)
Total stockholders’ equity	132,150	126,725
Total liabilities and stockholders’ equity	$295,954	282,246

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six months ended March 31,
	2017	2016
Operating activities:
Net income	$5,057	7,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,440	12,237
Loss on disposal of property and equipment	—	2
Share-based compensation	414	452
Deferred income tax (benefit) expense	(573)	4,780
Non-cash interest expense	6	7
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	558	306
Merchandise inventory	(6,184)	(7,701)
Prepaid expenses and other assets	1,414	(1,738)
Increase (decrease) in:
Accounts payable	4,580	5,690
Accrued expenses	1,183	(4,981)
Deferred compensation	233	218
Deferred rent and leasehold incentives	1,316	1,414
Net cash provided by operating activities	22,444	18,011
Investing activities:
Acquisition of property and equipment	(23,598)	(23,664)
Proceeds from sale of property and equipment, net of commissions of $80 and zero, respectively	2,564	12
Net cash used in investing activities	(21,034)	(23,652)
Financing activities:
Borrowings under credit facility	142,350	147,662
Repayments under credit facility	(143,300)	(139,085)
Capital and financing lease obligations payments	(231)	(199)
Loan fees paid	—	(42)
Payments on withholding tax for vested restricted stock units	(12)	(10)
Net cash (used in) provided by financing activities	(1,193)	8,326
Net increase in cash and cash equivalents	217	2,685
Cash and cash equivalents, beginning of period	4,017	2,915
Cash and cash equivalents, end of period	$4,234	5,600
Supplemental disclosures of cash flow information:
Cash paid for interest	$330	83
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $237 and $316, respectively	1,483	1,247
Income taxes paid	1,382	6,012
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$9,528	6,031
Property acquired through capital and financing lease obligations	—	2,665

Non-GAAP financial measures

EBITDA

EBITDA is not a measure of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes and depreciation and amortization. The following table reconciles net income to EBITDA for the periods presented, dollars in thousands:

	Three months ended March 31,		Six months ended March 31,
	2017	2016	2017	2016
Net income	$2,996	3,577	5,057	7,325
Interest expense	879	733	1,862	1,386
Provision for income taxes	1,640	2,139	2,762	4,432
Depreciation and amortization	7,319	6,192	14,440	12,237
EBITDA	$12,834	12,641	24,121	25,380

EBITDA increased 1.5% to $12.8 million in the three months ended March 31, 2017 compared to $12.6 million for the three months ended March 31, 2016. EBITDA decreased 5.0% to $24.1 million in the six months ended March 31, 2017 compared to $25.4 million for the six months ended March 31, 2016. EBITDA as a percent of sales was 6.7% and 7.1% in the three months ended March 31, 2017 and 2016, respectively. EBITDA as a percent of sales was 6.4% and 7.4% in the six months ended March 31, 2017 and 2016, respectively.

Management believes that some investors’ understanding of our performance is enhanced by including EBITDA, a non-GAAP financial measure. We believe EBITDA provides additional information about: (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our Credit Facility. Further, our incentive compensation plan bases incentive compensation payments on EBITDA.

Furthermore, management believes some investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. By providing this non-GAAP financial measure, together with a reconciliation from net income, we believe we are enhancing analysts’ and investors’ understanding of our business and our results of operations, as well as assisting analysts and investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to those of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or as a substitute for, analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information.